News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com
                             For Immediate Release

               Southwest Georgia Financial Corporation Announces
                Financial Results for the Third Quarter of 2008

     * Southwest Georgia Financial continues to have capital ratios among the best in the industry
     * Net loss reflects impairment of equity securities and loss related to sale of commercial property at mortgage banking subsidiary

MOULTRIE, GEORGIA, October 30, 2008 -- Southwest Georgia Financial Corporation (NYSE Alternext US: SGB), a full service community bank holding company, today reported a net loss of $2.666 million for the third quarter of 2008 compared with net income of $778 thousand for the third quarter of 2007. On a per diluted share basis, the net loss was $1.05 for the third quarter of 2008, compared with income per share of $0.30 for the third quarter of 2007. As was disclosed by the Company on September 29, 2008, third quarter results were negatively impacted by a $4.105 million non-cash loss related to the impairment of equity securities and a $1.002 million loss sustained by our commercial mortgage banking subsidiary. The non-cash loss on the impairment of equity securities was an accounting mark-to-market rule requiring it to be reflected through income. Excluding these unusual items, net income would have been $418 thousand, or $0.16 per diluted share, for the third quarter.

Return on average equity for the third quarter of 2008 was a negative 42.53% compared with a return on average equity of 11.17% for the same period in 2007. Return on average assets for the quarter was a negative 3.99%, compared with a return of 1.09% for the third quarter of 2007.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, "Although the quarter's results were impacted by similar issues facing banks all over the country, we continue to have capital ratios, a measure of our financial stability, that are among the best in the industry. Our total risk based capital ratio now stands at 17.29%, which is more than 70 percent in excess of the regulatory standard for a 'well-capitalized' bank." Southwest Georgia Financial Corporation and Southwest Georgia Bank had total risk based and tier one capital ratios of 17.29% and 15.28%, respectively, at September 30, 2008 (see accompanying table).

Balance Sheet Trends and Asset Quality

At September 30, 2008, total assets were $266.1 million, compared with $284.1 million at the end of last year's third quarter. This decline was primarily due to normal day to day changes in deposits and general market conditions, as well as reduction in debt. Total loans increased $16.3 million to $143.5 million compared with September 30, 2007. While quarter-end total deposits of $209.1 million were down compared with the previous year, quarterly average deposits were flat at $216.6 million.
The loan loss reserve coverage over total loans declined to 1.66%, while nonperforming assets to total assets grew to 1.40%, a 53 basis point increase over last year. This level of nonperforming assets is due primarily to one large commercial real estate loan.
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Shareholders' equity was $22.9 million as of September 30, 2008, down from
$28.0 million at September 30, 2007. On a per share basis, book value at quarter end was $8.98, down from $10.90 at the end of the 2007 third quarter. The decrease in shareholders' equity and book value per share were mainly due to these unusual losses. The Company has approximately 2.55 million shares of common stock outstanding and its capital ratios well exceed the required regulatory levels.

Revenue

Net interest income for the third quarter of 2008 was $2.429 million compared with $2.265 million for the same period in 2007. For the third quarter 2008, total interest income was $3.713 million and total interest expense was $1.284 million, compared with $4.093 million and $1.828 million, respectively, in the third quarter of 2007. Interest income was impacted by a 3.25% drop in the prime rate since August 2007, which reduced interest earned on variable and adjustable rate loans. In addition, the Company holds a large, fully-secured loan placed on interest nonaccrual late last year. The decrease in total interest expense was primarily due to lower interest rates. The average rate paid on interest-bearing deposits decreased 80 basis points for the current quarter compared with a year ago. The Company's net interest margin improved to 4.19% for the third quarter of 2008 compared with 3.71% from the same period a year ago.

Noninterest income was a negative $2.841 million for the third quarter of 2008, due primarily to the $4.105 million loss on the impairment of Fannie Mae and Freddie Mac preferred stock. In addition, mortgage banking services income decreased $190 thousand from last year's third quarter, to $417 thousand, as the credit crisis has made the mortgage funding environment challenging and has restricted loan opportunities. Revenue from service charges on deposit accounts decreased 11.9% from the same period a year ago to $400 thousand for the quarter and insurance services revenue decreased to $240 thousand, a 6.6% decrease compared with the third quarter of 2007.
Last year's third quarter benefited from a $248 thousand gain recognized on the sale of the retail credit card portfolio. Offsetting these reductions in noninterest income, trust and brokerage services revenue increased 10.7% from the same period a year ago.

Total noninterest expense for the third quarter of 2008 increased 41.3% to $4.233 million from $2.995 million for the third quarter of last year. The bulk of this increase occurred as a result of the $1.002 million loss related to mortgage banking services, as our commercial mortgage banking subsidiary sustained a loss from the cost of covering the shortfall realized by participant banks on the sale of a foreclosed commercial property. The quarterly increase in salary and employee benefits from a year ago of $286 thousand was due to settlement of a compensation agreement and staffing a new loan production office in Valdosta, where the Company plans to expand its operating footprint.. The decline in amortization of intangible assets reflects the lower value of intangibles relative to the prior year. Lower data processing expense was mainly attributable to the sale of the Company's retail credit card portfolio in last year's third quarter. Other operating expenses increased with the Company's expansion effort with its newly opened loan production office in Valdosta, GA.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, "Excluding the impairment of the Fannie Mae and Freddie Mac preferred stock and the loss related to the commercial property sale at Empire, our net income was still nearly 50% below the 2007 quarter. This
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disappointing performance reflects the overall economic weakness in our market area, the costs of expansion and the mix of our earnings assets. However, our loan portfolio remains strong and our core deposit base remains at a level fairly consistent with recent periods. We are well positioned to benefit when the air clears regarding the financial crisis and the economy begins to turn around."

Review of First Nine Months of 2008

For the first nine months of 2008, the net loss was $1.163 million, or $0.46 per diluted share, compared with net income of $2.410 million, or $0.93 per diluted share, for the same period in 2007. Excluding the unusual loss at our mortgage banking subsidiary and the loss on the impairment of equity securities, net income would have been $1.921 million, or $0.75 per diluted share, for the nine-month period.

Return on average equity was a negative 5.89%, compared with a return of 11.55% in the same period last year, while return on average assets was a negative 0.56% compared with a return of 1.11% for the same period in 2007.

Net interest income for the first nine months of 2008 increased to $7.113 million compared with $6.897 million for the same period in 2007. Net interest margin was 3.96% for the first nine months of 2008, an improvement of 26 basis points from the same period a year ago. This improvement in margin was impacted by the lower interest rate environment on interest-bearing deposits along with the volume growth in loans and a higher yield on investment securities.

For the first nine months of 2008, noninterest income was $358 thousand, down 93.5% from the same period in 2007. The majority of the decline was a result of the $4.105 million loss on the impairment of Fannie Mae and Freddie Mac preferred stock recognized in the third quarter. Service charges on deposit accounts decreased $87 thousand, and income from insurance services decreased $25 thousand when compared to the same nine-month period last year. In the third quarter of 2007, a gain of $248 thousand was recognized from the sale of the retail credit card portfolio.

Noninterest expense increased $1.028 million for the first nine months of 2008 compared with the same period last year. As previously mentioned, a loss related to mortgage banking services of $1.002 million was the major increase in the noninterest expense category. The increase in occupancy and other operating expense is mostly related to a new loan production office, while the decrease in data processing expense reflects the sale of our retail credit card portfolio in the 2007 period. Amortization of purchased mortgage servicing intangibles decreased as several intangible assets were fully amortized during the first nine-months of 2008.

Dividends

During the third quarter of 2008, the Company paid a regular $0.14 per share quarterly cash dividend. This is the 80th consecutive year the Southwest Georgia Financial has paid a cash dividend. The dividend currently has a yield of approximately 3.7% at an annual dividend rate of $0.56 per share.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $266 million in assets headquartered in Moultrie,
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Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

Southwest Georgia Financial Corp. and Southwest Georgia Bank routinely post news and other important information on their website: www.sgfc.com.

About NYSEAlternext US
In September 2008, the NYSE acquired the American Stock Exchange, where Southwest Georgia Financial Corporation's common stock was traded under the symbol "SGB". With the acquisition, the NYSE placed the majority of the AMEX-traded companies on their NYSEAlternext exchange. Therefore, Southwest Georgia Financial Corporation's common stock now trades on the NYSEAlternext US exchange under the same symbol, "SGB".

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.











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                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)

                                        (Unaudited)   (Audited)   (Unaudited)
                                       September 30, December 31, September 30,
                                            2008         2007        2007
ASSETS
Cash and due from banks                  $   6,951   $   8,736   $  10,057
Interest-bearing deposits in banks              28       9,998         132
Federal funds sold                               0           0           0
Investment securities available for sale    87,282      31,188      31,389
Investment securities held to maturity      13,108      88,226      98,236
Federal Home Loan Bank stock, at cost        1,618       1,653       1,945
Loans, less unearned income and discount   143,468     119,008     127,225
   Allowance for loan losses              (  2,387)   (  2,399)   (  2,412)
      Net loans                            141,081     116,609     124,813
Premises and equipment                       5,979       6,291       6,363
Foreclosed assets, net                         211          90       2,347
Intangible assets                            1,108       1,283       1,386
Other assets                                 8,742       7,579       7,446
      Total assets                       $ 266,108   $ 271,653   $ 284,114
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                           $  26,839   $  23,086   $  50,100
  Money market                              35,179      42,031      15,427
  Savings                                   21,883      20,561      21,112
  Certificates of deposit
   $100,000 and over                        29,294      29,589      29,933
  Other time accounts                       64,806      66,153      66,439
      Total interest-bearing deposits      178,001     181,420     183,011
  Noninterest-bearing deposits              31,081      35,373      33,183
      Total deposits                       209,082     216,793     216,194

  Federal funds purchased                    6,230           0       5,125
  Other borrowings                          15,114      10,114      16,500
  Long-term debt                            10,000      15,000      15,229
  Accounts payable and
   accrued liabilities                       2,795       3,228       3,064
      Total liabilities                    243,221     245,135     256,112
Shareholders' equity:
  Common stock - par value $1;
   5,000,000 shares authorized;
   4,293,835 shares issued (*)               4,294       4,294       4,292
  Additional paid-in capital                31,702      31,701      31,678
  Retained earnings                         14,806      17,039      18,088
  Accumulated other comprehensive income  (  1,801)   (    466)   (    382)
      Total                                 49,001      52,568      53,676
Treasury stock - at cost (**)             ( 26,114)   ( 26,050)   ( 25,674)
      Total shareholders' equity            22,887      26,518      28,002
      Total liabilities and
       shareholders' equity              $ 266,108   $ 271,653   $ 284,114

*    Common stock - shares outstanding   2,547,837   2,549,637   2,569,843
** Treasury stock - shares               1,745,998   1,744,198   1,722,012

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                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                    For the Three Months   For the Nine Months
                                     Ended September 30,   Ended September 30,
                                         2008*     2007*      2008*      2007*
Interest income:
 Interest and fees on loans            $ 2,386   $ 2,723   $  7,090    $ 7,874
 Interest and dividend on securities
  available for sale                     1,173       326      3,080      1,009
 Interest on securities
  held to maturity                         132     1,009        817      3,053
 Dividends on Federal Home
  Loan Bank stock                           10        29         60         91
 Interest on federal funds sold              0         0         90          0
 Interest on deposits in banks              12         6        290        108
      Total interest income              3,713     4,093     11,427     12,135
Interest expense:
 Interest on deposits                    1,048     1,412      3,521      4,179
 Interest on federal funds purchased        16        78         16         87
 Interest on other borrowings              191       156        603        415
 Interest on long-term debt                 29       182        174        557
      Total interest expense             1,284     1,828      4,314      5,238
      Net interest income                2,429     2,265      7,113      6,897
Provision for loan losses                    0         0          0          0
      Net interest income after
       provision for losses on loans     2,429     2,265      7,113      6,897
Noninterest income:
 Service charges on deposit accounts       400       454      1,205      1,292
 Income from trust services                 79        68        213        208
 Income from retail brokerage services      86        81        273        253
 Income from insurance services            240       257        863        888
 Income from mortgage banking services     417       607      1,715      2,445
 Net gain on the sale or
  abandonment of assets                      0         1         13         13
 Net gain on the sale of credit
  card portfolio                             0       248          0        248
 Net (loss) on the impairment of
  equity securities                     (4,105)        0    ( 4,105)         0
 Other income                               42        63        181        192
      Total noninterest income          (2,841)    1,779        358      5,539
Noninterest expense:
 Salary and employee benefits            1,957     1,671      5,493      5,378
 Occupancy expense                         227       223        654        635
 Equipment expense                         165       164        489        476
 Data processing expense                   169       180        472        515
 Amortization of intangible assets          52       121        175        364
 Losses related to mortgage
  banking services                       1,002         0      1,002          0
 Other operating expense                   661       636      1,905      1,794
      Total noninterest expense          4,233     2,995     10,190      9,162
Income before income tax expense        (4,645)    1,049    ( 2,719)     3,274
Provision for income taxes              (1,979)      271    ( 1,556)       864
      Net income (loss)                $(2,666)  $   778   $( 1,163)   $ 2,410
Net income (loss) per share, basic     $(1.05)   $  0.30   $(  0.46)   $  0.93
Net income (loss) per share, diluted   $(1.05)   $  0.30   $(  0.46)   $  0.93
Dividends paid per share               $ 0.14    $  0.14   $   0.42    $  0.42
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Basic weighted average
 shares outstanding                 2,547,837  2,574,964  2,547,956  2,592,786
Diluted weighted average
 shares outstanding                 2,553,653  2,584,309  2,552,591  2,602,783

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At September 30                            2008          2007
Assets                                  $ 266,108     $ 284,114
Loans, less unearned income & discount    143,468       127,225
Deposits                                  209,082       216,194
Shareholders' equity                       22,887        28,002
Book value per share                         8.98         10.90
Loan loss reserve/loans                      1.66%         1.90%
Nonperforming assets/total assets            1.40%         0.87%

                                      Three Months         Nine Months
                                   Ended September 30,  Ended September 30,
                                       2008     2007      2008      2007
Net income (loss)                    $(2,666)  $  778   $(1,163)  $ 2,410
Earnings (loss) per share, basic      ( 1.05)    0.30    ( 0.46)     0.93
Earnings (loss) per share, diluted    ( 1.05)    0.30    ( 0.46)     0.93
Dividends paid per share                0.14     0.14      0.42      0.42
Return on assets                      ( 3.99)%   1.09%   ( 0.56)%    1.11%
Return on equity                      (42.53)%  11.17%   ( 5.89)%   11.55%
Net interest margin (tax equivalent)    4.19 %   3.71%     3.96 %    3.70%
Net charge offs (recoveries)/
 average loans                        ( 0.01)%   0.01%     0.01 %    0.02%

Quarterly                      3rd Qtr     2nd Qtr     1st Qtr    4th Qtr     3rd Qtr
Averages                         2008        2008        2008       2007        2007
Assets                        $ 267,371   $ 278,348   $ 287,826  $ 280,458   $ 285,527
Loans, less unearned income
 & discount                     138,768     129,876     123,691    123,617     127,668
Deposits                        216,554     226,261     228,165    218,977     216,872
Equity                           25,065      26,727      27,246     27,913      27,854
Return on assets                 ( 3.99)%      1.10%       1.03%    ( 0.99)%      1.09%
Return on equity                 (42.53)%     11.43%      10.85%    ( 9.91)%     11.17%
Net income                    $  (2,666)  $     764   $     739  $  (  692)  $     778
Net income per share, basic   $  ( 1.05)  $    0.30   $    0.29  $  ( 0.27)  $    0.30
Net income per share, diluted $  ( 1.05)  $    0.30   $    0.29  $  ( 0.27)  $    0.30
Dividends paid per share      $    0.14   $    0.14   $    0.14  $    0.14   $    0.14






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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Risk Based Capital Ratios

                             Southwest Georgia       Regulatory Guidelines
                           Financial Corporation
                                                    For Well      Minimum
Risk Based Capital Ratios   September 30, 2008    Capitalized    Guidelines
Tier 1 capital                     15.92%            6.00%        4.00%
Total risk based capital           17.29%           10.00%        8.00%
Tier 1 leverage ratio               8.64%            5.00%        3.00%

                          Southwest Georgia Bank     Regulatory Guidelines

                                                    For Well      Minimum
Risk Based Capital Ratios   September 30, 2008    Capitalized    Guidelines
Tier 1 capital                     14.03%            6.00%        4.00%
Total risk based capital           15.28%           10.00%        8.00%
Tier 1 leverage ratio               8.46%            5.00%        3.00%


































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